Free Writing Prospectus (To the Prospectus dated August 31, 2007, index supplement dated September 4, 2007 and Prospectus Supplement dated September 4, 2007)	Filed Pursuant to Rule 433 Registration No. 333-145845 February 5, 2008

$

100% Principal Protected Outperformance Notes due November 27, 2013

Linked to the Performance of a Basket of Equity Indices Relative to the Performance of the S&P 500®

Index

Medium-Term Notes, Series A, E-1561

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC (Rated AA/Aa1‡)

Initial Valuation Date:	February 25, 2008

Issue Date:	February 29, 2008

Final Valuation Date:	November 22, 2013*

Maturity Date:	November 27, 2013* (resulting in a term to maturity of approximately 5.75 years)

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A basket comprised of the following equity indices (each a “basket component”, and together, the “basket components”), weighted as indicated:
	Index	Bloomberg Ticker	Weighting or W(i) (as defined below)	C(i) Initial (as defined below)
	Hang Seng Index	HSI <Index>	1/3
	MSCI Singapore IndexSM	SGY<Index>	1/3
	MSCI Taiwan IndexSM	TWY<Index>	1/3

SPX Index:	the S&P 500® Index (an “index”, and together with the basket components, the “indices”)

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•   If the basket performance is greater than the index performance, you will receive (a) the principal amount of your notes plus (b) the principal amount multiplied by the outperformance return:

$1,000 + ($1,000 x outperformance return)

•   If the basket performance is less than or equal to the index performance, you will receive the principal amount of your notes.

Your principal is only protected if you hold the Notes to maturity.

Outperformance Return:	The outperformance return equals the basket performance minus the index performance, calculated as follows: basket performance – index performance

Basket Performance:

The basket performance equals the weighted average of the percentage change (which may be positive or negative) in the value of each of the basket components from and including the initial valuation date to and including the final valuation date. The basket performance will be calculated as follows:

C(i) Initial = The closing level of each basket component on the initial valuation date;

C(i) Final = The closing level of each basket component on the final valuation date; and

W(i) = Weighting of each basket component, as indicated in the table above.

Index Performance:

The performance of the S&P 500® Index from and including the basket initial valuation date to and including the basket final valuation date, calculated as follows:

Where,

SPXFinal = the closing level of the S&P 500® Index on the final valuation date

SPXInitial = the closing level of the S&P 500® Index on the initial valuation date

Calculation Agent:	Barclays Bank PLC

Business Day Convention:	Modified following

Business Day:	New York

Settlement:	DTC; global notes

CUSIP/ISIN:	06738R DA1 and US06738RDA14

‡

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement, “Risk Factors” beginning on page IS-1 of the index supplement and “ Selected Risk Considerations” beginning on page FWP-4 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission		Proceeds to Barclays Bank PLC
Per Note	100%		%		%
Total	$	$		$

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007 and the index supplement dated September 4, 2007, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007 relating to our Medium-Term Notes, Series A, of which these Notes are a part and the index supplement dated September 4, 2007. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

•	Index supplement dated August 22, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507187233/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Return Profile at Maturity

The table set forth below shows the hypothetical return on an investment in the notes based upon outperformance return, expressed as a percentage, ranging from 100% to -100% . If the outperformance return is positive, the payment at maturity equals (a) the principal amount of your notes plus (b) the principal amount multiplied by the outperformance return. Where the outperformance return is negative or zero, the Payment at Maturity equals $1,000 per $1,000 principal amount of the notes. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

FWP–2

Outperformance Return	Payment at Maturity	Return on Notes
100%	$2,000	100%
90%	$1,900	90%
80%	$1,800	80%
70%	$1,700	70%
60%	$1,600	60%
50%	$1,500	50%
40%	$1,400	40%
30%	$1,300	30%
20%	$1,200	20%
10%	$1,100	10%
0%	$1,000	0%
-10%	$1,000	0%
-20%	$1,000	0%
-30%	$1,000	0%
-40%	$1,000	0%
-50%	$1,000	0%
-60%	$1,000	0%
-70%	$1,000	0%
-80%	$1,000	0%
-90%	$1,000	0%
-100%	$1,000	0%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000. The examples are hypothetical and do not purport to be representative of every possible scenario concerning increases or decreases in the closing levels of the basket components or the SPX Index on the final valuation date relative to their closing levels on the initial valuation date. We cannot predict the basket performance or the index performance.

Example 1: In this case, both the basket Return and the index return are positive, and the basket has outperformed the SPX Index.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance	Weight	Basket Component Performance
Hang Seng Index	24,291.8	27,206.82	12.00%	0.3333333	4.00%
MSCI Singapore IndexSM	372.56	402.36	8.00%	0.3333333	2.67%
MSCI Taiwan IndexSM	297.16	371.45	25.00%	0.3333333	8.33%
BASKET PERFORMANCE					15.00%

Step 2: Calculate the Index Performance.

SPXInitial	SPXFinal	Index Performance
1,362.30	1,430.42	5.00%

Step 3: Calculate the Outperformance Return.

Basket Performance	Index Performance	Outperformance Return
15.00%	5.00%	10.00%

Step 4: Calculate the Payment at Maturity. Because the basket performance is greater than the index performance, you will receive (a) the principal amount of your notes plus (b) the principal amount multiplied by the outperformance return, calculated as follows:

$1,000 + ($1,000 x 10.00%)

FWP–3

Therefore, the payment at maturity is $1,100.00 per $1,000 principal amount of notes, representing a 10% return on investment over the term of the notes.

Example 2: In this case, both the basket performance and the index performance are positive, and the basket has underperformed the SPX Index.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance	Weight	Basket Component Performance
Hang Seng Index	24,291.8	27206.82	12.00%	0.3333333	4.00%
MSCI Singapore IndexSM	372.56	402.36	8.00%	0.3333333	2.67%
MSCI Taiwan IndexSM	297.16	371.45	25.00%	0.3333333	8.33%
BASKET PERFORMANCE					15.00%

Step 2: Calculate the Index Performance.

SPXInitial	SPXFinal	Index Performance
1,362.30	1,702.88	25.00%

Step 3: Calculate the Outperformance Return.

Basket Performance	Index Performance	Outperformance Return
15.00%	25.00%	-10.00%

Step 4: Calculate the Payment at Maturity. Because the basket performance is less than the index performance, you will receive only the principal amount of your notes, calculated as follows:

$1,000 + ($1,000 x –10.00%)

Because the Outperformance Return of –10.00% is negative, you will receive a Payment at Maturity of $1,000. The return on your investment is 0%.

Example 3: In this case, the basket Return is positive and the index return is negative, and the basket has outperformed the SPX Index.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance	Weight	Basket Component Performance
Hang Seng Index	24,291.8	27206.82	12.00%	0.3333333	4.00%
MSCI Singapore IndexSM	372.56	402.36	8.00%	0.3333333	2.67%
MSCI Taiwan IndexSM	297.16	371.45	25.00%	0.3333333	8.33%
BASKET PERFORMANCE					15.00%

Step 2: Calculate the Index Performance.

SPXInitial	SPXFinal	Index Performance
1,362.30	1,294.19	-5.00%

FWP–4

Step 3: Calculate the Outperformance Return.

Basket Performance	Index Performance	Outperformance Return
15.00%	-5.00%	20.00%

Step 4: Calculate the Payment at Maturity. Because the basket performance is greater than the index performance, you will receive (a) the principal amount of your notes plus (b) the principal amount multiplied by the outperformance return, calculated as follows:

$1,000 + ($1,000 x 20.00%)

Therefore, the payment at maturity is $1,200.00 per $1,000 principal amount of notes, representing a 20% return on investment over the term of the notes.

Example 4: In this case, the basket performance is negative while the index performance is positive, and the basket has underperformed the SPX Index.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance	Weight	Basket Component Performance
Hang Seng Index	24,291.8	22,834.29	-6.00%	0.3333333	-2.00%
MSCI Singapore IndexSM	372.56	357.66	-4.00%	0.3333333	-1.33%
MSCI Taiwan IndexSM	297.16	282.30	-5.00%	0.3333333	-1.67%
BASKET PERFORMANCE					-5.00%

Step 2: Calculate the Index Performance.

SPXInitial	SPXFinal	Index Performance
1,362.30	1,498.53	10.00%

Step 3: Calculate the Outperformance Return.

Basket Performance	Index Performance	Outperformance Return
-5.00%	10.00%	-15.00%

Step 4: Calculate the Payment at Maturity. Because the basket performance is less than the index performance, you will receive only the principal amount of your notes of $1,000. The return on your investment is 0%.

Example 5: In this case, both the basket performance and the index performance are negative, and the basket has outperformed the SPX Index.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance	Weight	Basket Component Performance
Hang Seng Index	24,291.8	22,348.46	-8.00%	0.3333333	-2.67%
MSCI Singapore IndexSM	372.56	327.85	-12.00%	0.3333333	-4.00%
MSCI Taiwan IndexSM	297.16	267.44	-10.00%	0.3333333	-3.33%
BASKET PERFORMANCE					-10.00%

Step 2: Calculate the Index Performance.

SPXInitial	SPXFinal	Index Performance
1,362.30	1,089.84	-20.00%

FWP–5

Step 3: Calculate the Outperformance Return.

Basket Performance	Index Performance	Outperformance Return
-10.00%	-20.00%	10.00%

Step 4: Calculate the Payment at Maturity. Because the basket performance is greater than the index performance, you will receive (a) the principal amount of your notes plus (b) the principal amount multiplied by the outperformance return, calculated as follows:

$1,000 + ($1,000 x 10.00%)

Therefore, the payment at maturity is $1,100.00 per $1,000 principal amount of notes, representing a 10% return on investment over the term of the notes.

Example 6: In this case, both the basket performance and the index performance are negative, and the basket has underperformed the SPX Index.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance	Weight	Basket Component Performance
Hang Seng Index	24,291.8	20,162.19	-17.00%	0.3333333	-5.67%
MSCI Singapore IndexSM	372.56	316.68	-15.00%	0.3333333	-5.00%
MSCI Taiwan IndexSM	297.16	258.53	-13.00%	0.3333333	-4.33%
BASKET PERFORMANCE					-15.00%

Step 2: Calculate the Index Performance.

SPXInitial	SPXFinal	Index Performance
1,362.30	1,226.07	-10.00%

Step 3: Calculate the Outperformance Return.

Basket Performance	Index Performance	Outperformance Return
-15.00%	-10.00%	-5.00%

Step 4: Calculate the Payment at Maturity. Because the basket performance is less than the index performance, you will receive only the principal amount of your notes of $1,000. The return on your investment is 0%.

Example 7: In this case, both the basket return and the index return are negative, and the performance of basket equals the performance of the SPX Index.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance	Weight	Basket Component Performance
Hang Seng Index	24291.8	20162.19	-17.00%	0.3333333	-5.67%
MSCI Singapore IndexSM	372.56	316.68	-15.00%	0.3333333	-5.00%
MSCI Taiwan IndexSM	297.16	258.53	-13.00%	0.3333333	-4.33%
BASKET PERFORMANCE					-15.00%

FWP–6

Step 2: Calculate the Index Performance.

SPXInitial	SPXFinal	Index Performance
1,362.30	1,157.96	-15.00%

Step 3: Calculate the Outperformance Return.

Basket Performance	Index Performance	Outperformance Return
-15.00%	-15.00%	0.00%

Step 4: Calculate the Payment at Maturity. Because the basket performance is equal to the index performance, you will receive only the principal amount of your notes of $1,000. The return on your investment is 0%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The basket final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

¡

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

¡

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket”.

•

Preservation of Capital at Maturity—You will receive at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the basket. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Diversification Among Asian Equities of the Basket Components—The return on the Notes is linked to Hang Seng Index, MSCI Singapore IndexSM, and MSCI Taiwan IndexSM. The HSI is a market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited that is designed to measure the performance of the Hong Kong stock market The MSCI Singapore Free Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore. The MSCI Taiwan Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Taiwan. For additional information about the basket components, see the information set forth under “Equity Indices- MSCI Taiwan IndexSM”, “Equity Indices- Hang Seng Index” and “Equity Indices- MSCI Singapore IndexSM” in the Index Supplement.

•

Certain U.S. Federal Income Tax Considerations— The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a secondary purchaser of the Notes, the tax consequences to you may be different.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

FWP–7

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”

In addition to the risks described above, you should consider the following:

•

The Notes Might Not Pay More Than the Principal Amount—You may receive a lower payment at maturity than you would have received if you had invested directly in the stocks underlying the basket components. If the basket performance is negative, you will not receive a payment at maturity of more than the principal amount of your Notes. This will be true even if the basket performance was positive at some time during the term of the Notes but later fell below 0%.

•

Positive Performance of the Basket may be Partially or Entirely Offset by the Positive Performance of the S&P 500® Index—You may receive a lower Payment at Maturity than you would receive by investing in the basket components directly. Unlike a direct investment in the Basket, you may not earn a positive return even if the basket appreciates over the term of the notes, and in certain circumstances, you may earn a positive return even if the basket has depreciated in value at maturity. The payment at maturity is based on the performance of the basket over the performance of the SPX Index between the initial valuation date and the final valuation Date. On the final valuation date, the basket must have either increased by a greater percentage or, if the SPX Index and the basket both decrease, have decreased by a lesser percentage than the SPX Index for the Outperformance Return to be a positive number.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the basket components would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the basket components are denominated, although any currency fluctuations could affect the performance of both basket components. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

¡	the value and performance of the basket and the SPX Index at any time, and in particular, whether the basket is outperforming or underperforming the SPX Index;

¡	the expected volatility of the basket components;

¡	the time to maturity of the Notes;

¡	the dividend rate on the stocks underlying the basket components;

¡	interest and yield rates in the market generally;

¡	a variety of economic, financial, political, regulatory or judicial events;

FWP–8

¡	the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the Euro and the Japanese yen; and

¡	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Program Credit Rating

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”), and will be rated Aa1 by Moody’s Investor Services, Inc. (“Moody’s”). An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.

License Agreement

We have entered into a non-exclusive license agreement with Hang Seng Indexes Company Limited and Hang Seng Data Services Limited whereby we, in exchange for a fee, are permitted to use the H-shares Index in connection with certain securities, including the notes. We are not affiliated with Hang Seng Indexes Company Limited or Hang Seng Data Services Limited; the only relationship between Hang Seng Indexes Company Limited and Hang Seng Data Services Limited, on the one hand, and us, on the other hand, is any licensing of the use of their indices and trademarks relating to those indices.

The license agreement provides that the following language must be set forth herein:

The Hang Seng Index (the “Index”) is published and compiled by Hang Seng Indexes Company Limited pursuant to a licence from Hang Seng Data Services Limited. The mark and name “Hang Seng Index” are proprietary to Hang Seng Data Services Limited. Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by Barclays Bank PLC in connection with the notes, BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng Indexes Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY BARCLAYS BANKK PLC IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the notes in any manner whatsoever by any broker, holder or other person dealing with the notes. Any broker, holder or other person dealing with the notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng Indexes Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

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Historical Information

The following graphs set forth the historical performance of the basket components based on the daily closing levels from January 2, 2001 through January 29, 2008. On January 29, 2008, the closing level for Hang Seng Index, MSCI Singapore IndexSM ,MSCI Taiwan IndexSM and S&P 500® Index are 24,291.8, 372.56, 297.16 and 1,362.30 respectively.

We obtained the closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels on the basket final valuation date. We cannot give you assurance that the performance of the basket on the basket final valuation date will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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